Exhibit 99.1

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products Announces Intent to Spin-Off Materials Technologies Business

•	Board of Directors Approves Move Consistent With Strategic Five-Point Plan

•	Enables leading and focused Industrial Gas and Materials Technologies companies to leverage critical competencies

•	Seifi Ghasemi to be non-executive chairman and Guillermo Novo to be CEO of the new company

•	Conference call on Thursday, September 17, 2015 at 8:00 a.m. ET

LEHIGH VALLEY, Pa. (September 16, 2015) – Air Products (NYSE: APD) today announced that its Board of Directors has approved the intention to fully separate its Materials Technologies business via a tax-free spin-off to its shareholders. The targeted completion of the Materials Technologies spin-off is before September 2016, subject to typical regulatory approvals. Air Products will hold a conference call on Thursday, September 17, 2015 at 8:00 a.m. ET to discuss the spin-off (details below).

“I am very pleased that our Board of Directors has approved this strategic move. This separation will provide shareholders ownership in two leading and focused companies while providing the opportunity to value our Industrial Gases and Materials Technologies businesses independently. We believe a tax-free spin-off of the Materials Technologies business will create significant shareholder value,” said Seifi Ghasemi, chairman, president and chief executive officer (CEO) at Air Products.

This strategic decision will allow Air Products’ Industrial Gases and the Materials Technologies businesses to leverage their respective critical competencies and enhance their competitive positions. The Company believes the result of the spin-off will be two best-in-class public companies with distinct business models, capital requirements and growth profiles. The spin-off decision was made after an extensive review examining the strategic options for the Materials Technologies business by Air Products’ Board of Directors and management.

“The intent to separate is consistent with our management philosophy and the five-point plan we have discussed on many occasions over the past year and emphasized at our Investor Conference. It will allow us to take another step in pursuit of our ultimate goal, to become the safest and most profitable industrial gas company in the world, providing excellent service to our customers,” said Ghasemi.

“The timing for this action is excellent and we look forward to the opportunity to operate as a stand-alone company focused on specialty materials. We already have a portfolio of world-class businesses with leading positions and sustainable competitive advantages in attractive niche markets. Our management team has demonstrated the ability to innovate, improve our underlying performance and rapidly respond to changing market dynamics to deliver profitable growth,” said Guillermo Novo, executive vice president – Materials Technologies.

Novo will be CEO of the yet-to-be-named company at the completion of the spin-off. Ghasemi will be the non-executive chairman of the new company, while maintaining his current roles as chairman, president and CEO of Air Products.

Conference Call Details:

The teleconference on Thursday, September 17, 2015 at 8:00 a.m. ET will be open to the public and the media in listen-only mode by telephone and Internet broadcast.

Live teleconference: 719-325-4751

Passcode: 4483419

Internet broadcast: Available on the Event Details page on Air Products’ Investor Relations web site.

Telephone replay: 888-203-1112 or 719-457-0820 (international)

Passcode: 4483419

This will be available from 1:00 p.m. ET on September 17 through 12:00 p.m. ET on September 24

Internet replay: Available on the Event Details page on Air Products’ Investor Relations web site.

About Air Products

Air Products (NYSE:APD) is a leading industrial gases company. For nearly 75 years, the company has provided atmospheric, process and specialty gases, and related equipment to manufacturing markets including metals, food and beverage, refining and petrochemical, and natural gas liquefaction. Air Products’ materials technologies segment serves the semiconductor, polyurethanes, cleaning and coatings, and adhesives industries. Over 20,000 employees in 50 countries are working to make Air Products the world’s safest and best performing industrial gases company, providing sustainable offerings and excellent service to all customers. In fiscal 2014, Air Products had sales of $10.4 billion and was ranked number 276 on the Fortune 500 annual list of public companies. For more information, visit www.airproducts.com.

This news release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements about the Company’s plans for completion of the spin-off, the expected benefits of the spin-off, the tax free nature of the spin off, the prospects for the independent companies following the spin-off and the timing of the transaction. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual results may differ materially from the expectations expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, our ability to obtain regulatory approvals, our ability to fully realize the anticipated benefits of the spin-off, negative effects of the announcement or the consummation of the proposed spin-off on the market price of the company’s common stock, significant transaction costs and or unknown liabilities, general economic and business conditions that affect the companies in connection with the proposed spin-off, changes in capital market conditions, future opportunities that the company’s board may determine present greater potential to increase shareholder value, the ability of our companies to operate independently following the spin-off; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2014. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

Art George, tel: (610) 481-1340; e-mail: georgeaf@airproducts.com

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com